Exhibit 99.1

PRESS RELEASE

Contacts:

MEDecision	The Ruth Group
Carl Smith	Stephanie Carrington
(610) 540-0202	(646) 536-7017
carl.smith@MEDecision.com	scarrington@theruthgroup.com

MEDecision Updates Second Quarter 2007 New Business Developments

-Signed Five Contracts Including Two New Customers-

-Adjusts Second Quarter 2007 Guidance to Reflect Revenue Recognition Timing-

Highlights:

•      Signed Multi-Product Contracts with BCBS of Minnesota and Lovelace Health Plan

•      Added Five PCS Deals Bringing Total to Eight

•      Completed Deployment of Blue Care Connection with HCSC in Four States

WAYNE, Penn. – July 2, 2007 – MEDecision, Inc. (Nasdaq: MEDE), a provider of software, services and clinical content to healthcare payers, today announced that during the second quarter of 2007, the Company signed contracts with two new customers, BlueCross BlueShield of Minnesota (BCBSMN) and Lovelace Health Plan of New Mexico.  These two new customers have licensed the Collaborative Care Management suite including the Patient Clinical Summary (PCS).  The contracts represent aggregate term license revenues of approximately $3.2 million.  The Company expects to recognize this term license revenue plus subscription and maintenance, and professional services revenues of approximately $2.7 million from the two contracts during the second half of 2007, almost entirely in the fourth quarter.

The Company also announced today that it is adjusting its earnings guidance for the second quarter of 2007.  The Company now expects total revenue for the second quarter 2007 to be in the range of $9.2 million to $9.4 million, compared to previous guidance of $10.7 million to $11.5 million.  The Company expects that Subscription, Maintenance and Transaction revenues and Professional Services revenues will be in line with previous guidance. As a result of expense management, the Company expects to report total GAAP expenses for the second quarter of between $12.2 million and $12.5 million.  Consequently, the GAAP net loss for the quarter is expected to be in the range of $2.7 million to $3.2 million, compared to previous guidance of $2.5 million to $3.0 million.

During the quarter, MEDecision signed three new contracts for pilot programs for its Patient Clinical Summary: (i) Hawaii Medical Services Association (HMSA), an independent licensee of the Blue Cross and Blue Shield Association (ii) UnitedHealthcare Services, and (iii) Memphis Managed Care Corporation.

Also during the quarter, Health Care Service Corporation (HCSC) successfully completed deployment of MEDecision’s Collaborative Care Management solution as part of Blue Care Connection, a single, integrated patient care management program for its BlueCross and BlueShield plans in Illinois, New Mexico, Oklahoma and Texas.

MEDecision founder and chief executive officer David St.Clair said, “We are pleased with the core business and PCS milestones we achieved in the second quarter.  We signed term license contracts with two new customers, deployed our Collaborative Care Management solutions with HCSC and added five new PCS deals.  Further, the contract with BCBSMN represents not only the addition of another BlueCross BlueShield to our diverse customer base but also serves as further validation of our unique technological ability to seamlessly integrate our solutions into the workflow of large healthcare payers.”

Mr. St.Clair continued, “With the addition of BCBSMN and HMSA, we now have eight PCS agreements covering thirteen healthcare payers in eleven states. The agreement with UnitedHealth is particularly compelling as it affords us an opportunity to showcase the flexibility and scalability of our solution to another of the country’s largest health benefits providers.  In aggregate, with the announced pilot programs and the contracts signed during the second quarter, the number of covered lives under license for PCS has increased to over 16 million.  We strongly believe the progress we have shown this quarter in the core business adds to the foundation from which we can continue to grow.”

Conference Call

MEDecision will host a Web cast and conference call at 9:00 am ET on July 2, 2007 to discuss the preliminary unaudited estimate of the second quarter 2007 results. A live Web cast of the conference call will be available online from the investor relations page of MEDecision’s corporate Web site at www.MEDecision.com. The dial-in numbers are (877) 407-4018 for domestic callers and (201) 689-8471 for international callers.

A recording of the conference call will remain available on MEDecision’s Web site through July 16, 2007. A telephonic replay of the call will be available until July 9, 2007. The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. Please use account number 3055 and conference ID number 246804.

About MEDecision

Founded in 1988, MEDecision provides healthcare payer organizations with software, services and clinical content that allow them to increase administrative efficiency and improve the overall quality and affordability of their members’ healthcare. A provider of Collaborative Care Management, MEDecision’s technologies analyze data, automate payer workflow processes and electronically connect patients, providers and payers to give each a common view of the patient’s medical history, helping to foster better clinical decision making. MEDecision believes that, in the aggregate, its customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information, please visit www.MEDecision.com.

Forward-Looking Statements

This release contains, and the conference call will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, estimates of revenue, expenses and profit or loss, the impact on revenue derived from recurring fees and services, and statements concerning the Company’s term license deal pipeline and the Company’s expectations regarding its subscriptions and transactions business, Collaborative Care Management solutions and the Patient Clinical Summary. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. The Company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the Company’s completion of its quarter closing process and the completion of the year-end audit by the Company’s independent auditors and the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10K. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. MEDE-E

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. All other names, brands or products may be trademarks or registered trademarks of their respective owners.